Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


January 12, 2007
                                                        Contact: Russell G. Cole
                                                               President and CEO
                                              The First National Bank of Ipswich
                                                                    978-356-3700

              First Ipswich Bancorp and East Cambridge Savings Bank
                 Sign Definitive Agreement on Branch Office Sale

   First Ipswich Bancorp Pleased with Progress in Implementing Strategic Plan

Ipswich, MA - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich (FNBI), announced today that FNBI signed a purchase and assumption agreement with East Cambridge Savings Bank for the sale of FNBI's Cambridge branch office located at 2067 Massachusetts Avenue.

The transaction is expected to close in the first quarter of 2007, pending regulatory approval. Under the terms of the agreement, East Cambridge Savings Bank will acquire the loans, deposits, lease and other physical assets at the Massachusetts Avenue location.

According to Russell G. Cole, President and CEO of FNBI, "This transaction is further evidence of our strategic commitment to increased efficiency and greater profitability. In the past six months, we've taken a number of steps to achieve our objectives of positioning the Bank as a premier community bank."

Arthur C. Spears, President and CEO of East Cambridge Saving Bank, remarked, "We are thrilled to have been selected by FNBI for this opportunity as this Branch office fits well with our strategic direction." He added, "Their customers at the Cambridge branch can count on receiving the same high quality services and attention from East Cambridge Savings Bank that they have been accustomed to from FNBI."

Maintaining a high level of customer satisfaction was a key consideration for FNBI when it first considered the sale of its Cambridge branch office. According to Mr. Cole, "In pursuing this strategic move, we worked carefully to identify a community bank committed to retaining the current employees of the branch and to continue providing the high standards that FNBI customers have come to expect. East Cambridge Savings Bank met all our criteria."

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.

These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as result of new information, future events, or otherwise. For further information, please refer to the reports and filing of the Company with the SEC.

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